FIRST NILES FINANCIAL, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END 2003 EARNINGS

Niles, Ohio, February 6, 2004 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month and one year periods ended December 31, 2003.

Net income for the quarter ended December 31, 2003 totaled $275,000 compared to $272,000 for the same quarter in 2002, an increase of $3,000, or 1.1%. Net income for the year ended December 31, 2003 was $1.06 million compared to $982,000 for the year ended December 31, 2002, an increase of $76,000, or 7.7%. Return on average assets for the three months and year ended December 31, 2003, was 1.10% and 1.06%, respectively. Return on average assets for the comparative periods in 2002 was 1.10% and 1.01%, respectively. Primary earnings per share for the three months and year ended December 31, 2003 was $.21 and $.80, respectively as compared to $.20 and $.71 for the respective comparative periods in 2002.

Net interest income after the provision for loan losses for the fourth quarter of 2003 was $783,000 as compared to $802,000 for the same quarter in 2002, a decrease of $19,000, or 2.4%. Net interest income after provision for loan losses for the year ended December 31, 2003 was $3.10 million compared to $3.08 million for the same period one year prior, an increase of $17,000, or 0.6%. On a year to year basis, our net interest spread decreased three basis points from 2.73% to 2.70%. Specifically, over the past year our overall cost of funds declined 73 basis points, while the yield on our earning assets declined 76 basis points. During the same time period our net interest margin declined 18 basis points, from 3.33% to 3.15%. The continued low interest rate environment, which during the past year generally effected our loans and investments more than our deposits and borrowings, was the primary contributing factor to the compression in our net interest spread and net interest margin. Also contributing to the compression in net interest margin was a decline in total equity.

Non-interest income for the fourth quarter of 2003 was $61,000, compared to $65,000 for the same period in 2002. This decline was generally attributable to a slight decline in service fee and other income. Non-interest income for the year ended December 31, 2003 was $223,000 compared to $216,000 for 2002. This increase was mostly attributable to an increase in gain on sale of investments of $22,000 on a year to year basis, partially offset by a decline in service fee and other income. During 2003, gain on the sale of investments totaled $187,000, as compared to $165,000 in 2002. During 2003, the Association sold 1,500 shares of Freddie Mac stock, contributing $81,000 to gain on sale of investments. During 2002, we sold 500 shares of Freddie Mac stock, contributing $33,000 to gain on sale of investments. The remaining gain on sale of investments of $106,000 and $132,000 in each respective period was attributable to the sale of various interest bearing investment securities. As of December 31, 2003 the Association owned 29,000 shares of Freddie Mac stock, with an aggregate market value of $1.7 million.

Non-interest expense for the fourth quarter of 2003 was $449,000, compared to $477,000 for the fourth quarter of 2002, a decrease of $28,000, or 5.9%. Non-interest expense for the year ended December 31, 2003 was $1.81 million compared to $1.91 million for 2002, a reduction of $98,000, or 5.1%. On both quarterly and annually comparative basis, non-interest expense declined primarily due to decreased compensation and benefits expense related to a staff reduction as a result of the retirement of two officers. Compensation and benefits decreased $22,000 on a quarterly comparative basis and $57,000 on an annual comparative basis. The duties of these officers have generally been absorbed by the remaining staff. However, further staff additions may be necessary as the personnel situation is assessed. On an annual basis, the expense reduction was also assisted by a $52,000 decrease in legal and audit expense as a result of various cost containment measures implemented by management.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days decreased to $1.0 million at December 31, 2003, or 2.6% of net loans receivable as compared to $1.5 million, or 3.8% of net loans receivable at December 31, 2002. The allowance for loan losses totaled $759,000 at December 31, 2003, which represented 75.8% of non-performing loans and 2.0% of net loans receivable. At December 31, 2002 the allowance for loan losses was $762,000, representing 50.2% of non-performing loans and 1.9% of net loans receivable. At December 31, 2003 and December 31, 2002 the Association did not have any repossessed assets.

At December 31, 2003 the Company had total assets of $100.0 million compared to $100.6 million at December 31, 2002, a decrease of $602,000, or 0.6%. This decrease was primarily comprised of a $2.7 million decrease in cash and cash equivalents and a $1.4 million decrease in net loans receivable, partially offset by a $3.6 million increase in total investment securities. The decrease in assets primarily related to a $1.7 million decrease in total capital, partially offset by a $1.1 million increase in total liabilities. Net loans receivable decreased to $38.8 million at December 31, 2003 from $40.2 million at December 31, 2002.

Total equity at December 31, 2003 was $16.6 million, or 16.6% of total assets, compared to $18.3 million, or 18.2% of total assets, at December 31, 2002. The decrease in total equity was primarily attributable to a $1.0 million decrease in net unrealized gains on securities available for sale and the repurchase of $1.2 million of our common shares, partially offset by a $312,000 increase in retained earnings. At both dates the Association exceeded all regulatory capital requirements.

The Company's annual meeting of shareholders will be held on Wednesday, April 21, 2004, at 2:00 p.m., at the main office of First Niles, located at 55 North Main Street, Niles, Ohio. At the meeting, shareholders of record on March 1, 2004, will be asked to consider and vote upon the election of two directors and to ratify the appointment of independent auditors, as well as such other matters as may properly come before the meeting, or any adjournments thereof.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE February 6, 2004	For Further Information Contact: William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

Selected Financial Condition Data (in thousands, except for per share data)
	December 31, 2003 (Unaudited)	December 31, 2002

Total assets	$100,033	$100,635
Loans receivable, net	38,778	40,205
Securities (AFS) at market	51,411	44,734
Securities (HTM) at cost	295	3,349
Deposits	61,936	60,895
Total borrowings	20,500	19,500
Retained earnings	14,078	13,766
Common stock and paid in capital	6,976	6,906
Total equity	16,630	18,333
Book value per share	$11.88	$12.51

Selected Operating Data (in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2003 (Unaudited)	2002	2003 (Unaudited)	2002

Interest income	$1,291	$1,418	$5,220	$5,754
Interest expense	508	604	2,119	2,592
Provision for loan losses	-	12	-	78
Net interest income	783	802	3,101	3,084
Non-interest income	61	65	223	216
Non-interest expense	449	477	1,810	1,908
Income before inc. tax exp.	395	390	1,514	1,392
Income tax expense	120	118	456	410
Net income	275	272	1,058	982
Earnings per share	$0.21	$0.20	$0.80	$0.71